Exhibit 99.1

Safeguard Scientifics Announces Third Quarter 2016 Financial Results

Technology-focused portfolio of partner companies grows to 28

Conference call and webcast today at 9:00 a.m. EDT

RADNOR, Pa., Oct. 27, 2016 /PRNewswire/ -- Safeguard Scientifics, Inc. (NYSE: SFE) today announced financial results for the three and nine months ended September 30, 2016, as well as continued achievement of developmental milestones for its 28 partner companies.

For the three months ended September 30, 2016, Safeguard's net loss was $24.1 million, or $1.18 per share, compared with a net loss of $11.6 million, or $0.56 per share, for the same period of 2015. For the nine months ended September 30, 2016, Safeguard's net loss was $0.6 million, or $0.03 per share, compared with a net loss of $45.3 million, or $2.17 per share, for the same period of 2015.

"With a strong balance sheet, liquidity and a talented team, Safeguard is well-positioned to enhance shareholder value," said Stephen T. Zarrilli, Safeguard's President and CEO. "A significant number of our partner companies have achieved the profitability or scale to attract interest from strategic investors in pursuit of growth and proven, innovative technology. As 2016 draws to a close, we are confident that the Safeguard team will succeed in expanding our roster of partner companies into promising vertical markets within the technology sector, and improve upon the predictability and pace of exit transactions with aggregate cash-on-cash returns of at least 2x."

THIRD QUARTER 2016 HIGHLIGHTS

  Named Scott A. Snyder, PhD to the newly created position of Chief Technology and Innovation Officer. Snyder is charged with exploring additional vertical markets within the technology sector for possible capital deployment opportunities. Previously, he was president and chief strategy officer of a Boston-based mobile consulting firm.
  Deployed $4.5 million into one new partner company, Moxe Health, a Madison, WI-based digital health company focused on accelerating the exchange of clinical data between payers and providers.
  Deployed $9.0 million in follow-on funding to support the growth of five existing partner companies.

AGGREGATE PARTNER COMPANY REVENUE

Aggregate partner company revenue for 2016 is expected to be between $380 million and $400 million, which includes revenue for all partner companies in which Safeguard had an interest at January 1, 2016, except Putney, Bridgevine and AppFirst from which Safeguard exited during the second quarter of 2016. Aggregate revenue reflects revenue on a net basis. Revenue data for certain partner companies pertains to periods prior to Safeguard's involvement with those companies and is based solely on information provided to Safeguard by those companies.

SELECT PARTNER COMPANY HIGHLIGHTS
Significant accomplishments by Safeguard's partner companies during the third quarter 2016 include:

~ Product Launches / Regulatory Approvals ~

AdvantEdge Healthcare Solutions achieved third-party recertification for HIPAA and HITECH privacy and security requirements for the fourth consecutive year.

Cask Data announced a public preview release of Cask Data Application Platform ("CDAP") 4, the first unified integration platform for big data. Among a series of important enhancements, CDAP 4 introduces the Cask Market, a new "big data app store" which enables developers, data scientists and citizen integrators to quickly build and deploy applications, data pipelines, plug-ins, and use case recipes on Hadoop and Spark with the click of a button.

CloudMine was one of the first companies to become certified under the new Privacy Shield framework and remains one of the few vendors in its space to be able to legally hold personally identifiable information on European Union citizens within its U.S.-based SaaS platform. The E.U.-U.S. Privacy Shield is new legislation that was established between the E.U. Privacy Commission and the U.S. Federal Trade Commission to replace the decade-old Safe Harbor pact and ensure better enforceability and guarantees of data privacy for E.U. citizens.

Full Measure Education has a provisional patent application pending for "Systems and Methods for Selecting Communication Channels to Improve Student Outcomes" as filed with the United States Patent and Trademark Office, U.S. Serial Number 62/398,350.

Hoopla Software launched a product enhancement that allows its customers to broadcast information on Hoopla TV displays directly from within Slack. With this latest integration, Hoopla has taken another step in expanding the Hoopla TV platform in order to motivate, engage, and align employees for customers around the world. Integrations now include Slack, Google Sheets, Salesforce, Zapier, Excel and the ability to import CSV files.

Medivo has made significant progress growing its data assets and is now processing more than 5 billion clinical data test results from a growing network of lab partnerships. Medivo continues to connect with more labs and has added 21 more conditions—for a total of 32 conditions—including Immunoglobulin Deficiency (IGD), Multiple Myeloma, Chronic Lymphocytic Leukemia, Idiopathic Thrombocytopenic Purpura, Hyperlipidemia, Human Immunodeficiency Virus, Diabetes, Atrial Fibrillation, Neuroendocrine Tumors, Prostate Cancer, Non-Hodgkin's Lymphoma, Rheumatoid Arthritis, IGF-1 Deficiency, Growth Hormone Deficiency, Cancer-related Bone Loss, Non-alcoholic Fatty Liver Disease, Spinal Muscular Atrophy, Alpha-1 Antitrypsin Deficiency, Asthma, Colorectal Cancer, Male Hypogonadism, and Acute Myeloid Leukemia. Medivo more broadly introduced CareAlert Dx in the payer market, bringing value to HEDIS and STAR ratings for payers and insurance companies, while continuing significant growth among life science brands.

meQuilibrium launched a Financial Wellbeing offering that uses proven science in cognitive behavior therapy and applied mindfulness to target root causes of financial stress.

Transactis released Version 7.0 of its electronic billing and payment platform. In addition to current integration with automated receivable applications, this latest update expands API support for high volume billers and seamless real-time access to leading payment engines like Visa/CyberSource, Vantiv and WorldPay. Other highlights include the latest levels of ADA compliance, ACH enhancements, along with additional features for complex B2B billers and more robust IVR payment functionality.

Trice Medical received 510(k) clearance from the U.S. Food and Drug Administration for mi-eye 2, a disposable needle with a fully integrated camera that enables physicians to use advanced diagnostic imaging to visualize joint injuries in a clinic. The mi-eye 2 is designed for use in diagnostic and operative arthroscopic and endoscopic procedures to provide illumination and visualization of an interior cavity of the body through either a natural or surgical opening. The mi-eye 2 also provides physicians with the ability to inject or aspirate under direct visualization. The mi-eye 2 is Trice Medical's second, next-generation FDA-cleared patented technology and offers enhanced resolution, field of view, depth of field and overall visualization.

Zipnosis launched a new reseller model between two Zipnosis clients—Bryan Health/Bryan Telemedicine and Memorial Health. In this model, Memorial Health's eVisit service is staffed by Bryan Health/Bryan Telemedicine providers.

~ Major Customer Wins / Strategic Partnerships ~

Aktana completed engagements with numerous pharmaceutical companies in the U.S., Japan, France and China. Year-to-date, Aktana has completed 24 customer deployments of Aktana's decision support engine and learning platform, driving artificial intelligence, multichannel marketing efficiencies and sales enablement.

Cask Data is now partnering with Tableau, a global leader in visual analytics. Cask announced deeper integration with Cloudera Enterprise for faster time to value from Hadoop. Joint customers can now enjoy the benefits of integrating CDAP with Cloudera Manager, Cloudera Navigator, Impala, Apache Sentry and other integration points. Cask has been certified and is among the newest approved vendors in the Microsoft Azure HDInsight partner program, enhancing security and scalability of big data queries in the cloud with CDAP. CDAP has also been certified on the IBM Open Platform, along with Apache Spark, and is now available on the IBM Marketplace.

Clutch Holdings has achieved "Built for NetSuite" certification for its Gift, Loyalty & Automated Marketing SuiteApp, enabling users to identify, understand and motivate their customers with personalized engagements and experiences across online, in-store, mobile, social, email, SMS and direct mail channels. In addition, Retail Control Systems is integrating the Clutch platform for email marketing and point-of-sale data collection and analysis by Denver-area Goodwill Industries locations beginning in 2017. Additional customer wins include Modcloth, Joe's Jeans and e.l.f. Cosmetics.

MediaMath and Mobilewalla, a large, consumer-intelligence platform operating in 12 APAC countries, are partnering to offer MediaMath clients the ability to target customers on their mobile device based on demographics, behavior and location. The APAC mobile market is growing quickly, representing 52 percent of smartphone users globally in 2015, according to Mary Meeker. In addition, MediaMath was the first to partner with DataXpand, an international data management platform and Audience Marketplace to provide marketers with "Pokémon digital audiences" in the U.S., Europe and Latin America. DataXpand is the first, and only, company able to provide access to these audiences and, with this partnership with MediaMath, allowing the Pokémon audiences to be actionable within TerminalOne. MediaMath forged partnerships with Factual to allow clients to have seamless, real-time hyperlocal targeting with OpenX to test the effectiveness of header-bidding to showcase how advertisers could increase their incremental reach (MediaMath saw an increase of 24 percent more users) via the combined solution; and with Cuebiq to offer offline and purchase-intent targeting solutions to agency and brand clients via beacons, geo-fences and Wi-Fi.

meQuilibrium added one of the largest health insurers in North America, along with a large health insurer reseller, to its customer roster.

QuanticMind added Windstar Cruises and Lear Capital to its customer roster.

Syapse and San Diego-based Biotheranostics are collaborating to combine Syapse's precision medicine platform with diagnostic data from Biotheranostics' genomic tests to help physicians find the most effective treatment for cancer patients based on their molecular profiles.

Zipnosis and Minneapolis-based Fairview Health Services have partnered to launch the nation's first virtual care offering to prevent and treat chronic diseases. This first-of-its-kind, clinician-driven online health risk assessment screens for diabetes and cardiac disease, and is believed to be the first such solution to incorporate expedited laboratory access and customized patient education.

~ Industry Awards ~

Cask Data was certified as a great workplace by the independent analysts at Great Place to Work®. Cask earned this credential based on ratings provided by its employees through extensive anonymous surveys.

Clutch Holdings was named Top 5 in the Philadelphia Business Journal's "50 On Fire" list of fast-growing public and private companies, based on its 207 percent revenue growth from 2013 to 2015. Additionally, Clutch was named as a finalist in the 2016 Entrepreneur360 awards.

Full Measure Education has been awarded the Complete College America Guided Pathways to Success ("GPS") "Seal of Approval", which recognizes industry tools and practices that facilitate institutional effectiveness to achieve the goals of GPS. The award is given to those solutions that have been evaluated and tested against a defined set of best practices, effective implementations and aspirational standards. In order to achieve the award, solution providers must also demonstrate the features offered in their software solutions and strategies to develop policies and business processes during implementation.

InfoBionic and its cloud-based MoMe® Kardia system earned the Frost & Sullivan 2016 North America Award for New Product Innovation. "Unlike competitors' products that comprise of a sensor unit to acquire ECG data and another to transmit the captured data to the monitoring center, the MoMe Kardia system is a single unit," said Frost & Sullivan Senior Research Analyst Karan Verma. "It allows both tasks to be accomplished on a single device, making InfoBionic the first firm to develop a one-stop cardiac monitoring device."

MediaMath and its New Marketing Institute earned gold awards for Best Innovative Learning & Development Program and Best Certification Program from the Brandon Hall Group, a global research organization specializing in learning and development and talent management. Additionally, Forbes named MediaMath one of the 100 Best Workplaces for Millennials.

Pneuron was recognized by Forrester Research as a "Breakout Vendor" in Big Data integration because its data discovery and analysis platform allows clients to "reduce data and process integration time and cost." Pneuron landed at No. 493 on the 2016 Inc. 5000 list of fast-growing private companies. Among software vendors, Pneuron was ranked the 40th-fastest growing with revenue up more than 700 percent during the past three years. In addition, CRN®, a brand of The Channel Company, named Pneuron to its 2016 list of Emerging Vendors. This annual list recognizes up-and-coming technology suppliers who are shaping the future of the IT channel through unique technological innovations.

WebLinc was recognized as a Multichannel Merchant Top Commerce Platform for 2017, part of a list of leading commerce platform providers selected by the editors of Multichannel Merchant.

Zipnosis was named a key company to watch in mHealth by Frost & Sullivan in its recent mHealth Report. The report focused on how mHealth is set to reshape the delivery of U.S. Healthcare. Zipnosis is identified as part of "examples of innovative companies driving the growth of new clinical care models over mobile".

~ Financings and Other Milestones ~

Good Start Genetics named James Frontero to the newly created post of Chief Commercial Officer to drive growth and expand Good Start's pipeline of genetics-information products. Previously, he held executive and sales leadership roles at Boston Scientific, Devicor Medical Products and Straumann USA. Mary Alice McMorrow was appointed to lead clinical, consumer and pediatric marketing activities. Ms. McMorrow has more than 20 years experience in B2B and B2C marketing at Procter & Gamble, General Mills and Mattel. Good Start Genetics also formed a pediatric scientific advisory board as the company prepares to expand its footprint in genetic testing for families, from preconception through early childhood. Advisors include representatives from Verily (formerly Google Life Sciences), Brigham and Women's Hospital in Boston, and the Center for Applied Genomics at Children's Hospital of Philadelphia.

Moxe Health announced a $5.5 million Series A financing to support product expansion and to increase engineering and sales staffs. Safeguard led the round with $4.5 million and now holds a 33% primary ownership position. Moxe Health has developed a vendor-agnostic solution primed to capitalize on a demand for real-time access to comprehensive clinical data. By connecting various databases together, Moxe Health facilitates a more holistic view of patient health.

QuanticMind recognized record year-over-year revenue growth during the second quarter. The company registered "QuanticMind" as a registered trademark and hired a Director of Solutions Engineering, along with additional staff, increasing the company's headcount by 26 percent.

Sonobi said demand for its "guaranteed audience" buying offerings has fueled a 199 percent increase in annual revenue. More than 2,400 publications have signed on to Sonobi's JetStream Publisher Suite. The company's 2015 launch of JetStream Agency Suite has drawn Merkle, Omnicom Media Group and other agencies to Sonobi's unique demand profile for publishers. In turn, Sonobi established a London office to manage operations in the Europe, Middle East and Africa regions. Gareth Holmes, a veteran advertising executive who has worked at PubMatic, Yahoo UK and BlueLithium, was named to supervise Sonobi's expanding activity in EMEA.

WebLinc significantly increased its second quarter revenue year-over-year due to strong client growth. Twenty-two online retailers chose the WebLinc Commerce Platform over other enterprise and legacy commerce systems. New customers include pure-play retailer Costume SuperCenter with seven sites, as well as cosmetics brand Lime Crime. In addition, WebLinc launched ecommerce websites for Sanrio.com, the global lifestyle brand best known for pop icon Hello Kitty®; and PurePromo.com, a promotional products and corporate gifts pure-play retailer. WebLinc hired Pat Ferdig to fill the newly created position of Vice President of Channel Alliances and Channel Relations. The company also brought on digital commerce veteran Bill Tarbell as Vice President of Marketing, also a brand new role.

PARTNER COMPANY HOLDINGS AS OF SEPTEMBER 30, 2016

Partner Company Revenue Stages
Development Stage		Initial Revenue Stage		Expansion Stage		High Traction Stage
-	Pre-revenue	-	Up to $5M in revenue	-	$5M to $20M in revenue	-	$20M+ in revenue
-	Proving out technology	-	Initial customers	-	Commercial grade solution	-	Significant commercial traction
-	Developing prototype	-	Early market penetration	-	Growing market penetration
-	Beta stage customers	-	Management team forming	-	Management team built out
		-	Infrastructure being built	-	Infrastructure in place

	Stage	Category	Acquisition Year	Primary Ownership%	Carrying Value	Cost
Technology Partner Companies:					(in millions)	(in millions)
AdvantEdge Healthcare Solutions	High Traction	Healthcare	2006	40%	$5.4	$16.3
Aktana	Initial Revenue	Healthcare	2016	23%	5.4	5.5
Apprenda	Initial Revenue	Other	2013	30%	12.9	22.1
Aventura	Initial Revenue	Healthcare	2015	20%	2.6	6.0
Beyond	High Traction	Digital Media	2007	38%	15.0	13.5
Cask Data	Initial Revenue	Other	2015	31%	8.3	11.0
CloudMine	Initial Revenue	Healthcare	2015	30%	2.7	4.9
Clutch Holdings	Expansion	Digital Media	2013	45%	10.8	16.3
Full Measure Education	Initial Revenue	Digital Media	2015	36%	5.8	8.0
Good Start Genetics	High Traction	Healthcare	2010	30%	-	15.6
Hoopla Software	Initial Revenue	Digital Media	2011	26%	0.3	4.8
InfoBionic	Initial Revenue	Healthcare	2014	41%	4.2	14.5
Lumesis	Initial Revenue	Financial Services	2012	44%	1.9	6.0
MediaMath	High Traction	Digital Media	2009	21%	6.6	25.5
Medivo	Expansion	Healthcare	2011	35%	5.5	11.6
meQuilibrium	Initial Revenue	Healthcare	2015	32%	4.2	6.5
Moxe Health	Initial Revenue	Healthcare	2016	33%	4.5	4.5
NovaSom	Expansion	Healthcare	2011	32%	3.5	22.1
Pneuron	Initial Revenue	Financial Services	2013	35%	6.0	8.5
Propeller Health	Initial Revenue	Healthcare	2014	24%	4.9	9.0
QuanticMind	Initial Revenue	Digital Media	2015	24%	5.5	7.0
Sonobi	Expansion	Digital Media	2015	22%	4.2	5.4
Spongecell	Expansion	Digital Media	2012	23%	12.6	18.0
Syapse	Initial Revenue	Healthcare	2014	26%	7.6	13.3
Transactis	Expansion	Financial Services	2014	24%	11.6	14.5
Trice Medical	Initial Revenue	Healthcare	2014	28%	2.5	6.2
WebLinc	Expansion	Digital Media	2014	38%	7.8	11.0
Zipnosis	Initial Revenue	Healthcare	2015	26%	6.0	7.0
Total				TOTAL:	$168.3	$314.6

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ)
AdvantEdge Healthcare Solutions ("AdvantEdge") is a technology-enabled provider of healthcare revenue cycle and business management solutions that improve decision-making, maximize financial performance, streamline operations and mitigate compliance risks for healthcare providers.

Aktana, Inc. (San Francisco, CA)
Aktana is a pioneer in decision support for global life science sales teams, currently improving the commercial effectiveness of eight of the world's top 15 pharmaceutical companies. The company's data-fueled suggestions and insights are delivered within a sales professional's existing CRM workflow, serving as a critical ally in data leverage and better decision-making.

Apprenda, Inc. (Troy, NY)
Apprenda is a leading enterprise cloud platform company powering the next generation of enterprise software development in public, private and hybrid clouds. As a foundational software layer and application run-time environment, Apprenda abstracts away the complexities of building and delivering modern software applications, enabling enterprises to turn ideas into innovations more quickly.

Aventura, Inc. (Denver, CO)
Aventura is a leading provider of awareness computing for the healthcare industry. Through its patented technology, Aventura delivers awareness of a user's identity and role, the location within a facility, the device being used and the patient being treated.

Beyond.com, Inc. (King of Prussia, PA)
Beyond, The Career NetworkTM, helps millions of professionals find jobs and advance their careers while also serving as the premier destination for companies in need of top talent. This is achieved through more than 500 talent communities that use integrated social features to help members discover relevant jobs, career news, career advice and resources.

Cask Data, Inc. (Palo Alto, CA)
Cask makes building and running big data solutions on-premise, or in the cloud, easy with Cask Data Application Platform ("CDAP"), the first unified integration platform for big data. CDAP reduces the time to production for data lakes and data applications by 80 percent, empowering the business to make better decisions faster.

CloudMine, Inc. (Philadelphia, PA)
CloudMine's Connected Health Cloud integrates the vast world of health data—empowering payers, providers and pharmaceutical organizations to mobilize patient information by building robust applications and driving actionable insights. Through support for machine learning, data science, and predictive analytics, CloudMine customers are improving the quality of care by leveraging cognitive data analysis to determine patient interactions.

Clutch Holdings, Inc. (Ambler, PA)
Clutch helps companies get the most value they can from their existing customers. Clutch's advanced Customer Management platform delivers intelligence and personalized engagements empowering consumer-focused businesses to identify, understand and motivate their customer base.

Full Measure Education, Inc. (Washington, DC)
Full Measure Education is breaking new ground in digital transformation for higher education. Full Measure Education's Digital Student Experience (DSx) platform harnesses the power of unified data and the reach of mobile devices to enable personalization and simplicity for students.

Good Start Genetics, Inc. (Cambridge, MA)
Good Start Genetics is an information solutions company delivering best-in-class genetics offerings to growing families. Using advanced clinical sequencing, proprietary methods and information tailored to the individual, Good Start Genetics' suite of offerings arms clinicians and patients with insightful and actionable information to promote successful pregnancies and help build healthy families.

Hoopla Software, Inc. (San Jose, CA)
Hoopla helps businesses of all sizes through its performance-broadcasting platform. Hoopla's live broadcasts of key accomplishments, metrics, leaderboards and announcements empower companies to foster a culture of connectedness, transparency and recognition. Customers including GM Financial, Marketo and Zillow use Hoopla to celebrate achievements and keep employees energized, engaged and motivated.

InfoBionic, Inc. (Lowell, MA)
InfoBionic is an emerging digital health company focused on creating superior patient monitoring solutions for chronic disease management with an initial market focus on cardiac arrhythmias.

Lumesis, Inc. (Stamford, CT)
Lumesis is focused on providing regulatory, business efficiency and analytical solutions to the municipal bond marketplace. Lumesis is dedicated to serving the municipal market with industry-leading solutions that meet the needs of an evolving regulatory environment. Today, the company's DIVER platform helps hundreds of firms with over 44,000 users efficiently meet credit, regulatory and risk needs.

MediaMath, Inc. (New York, NY)
MediaMath is a global technology company that is leading the movement to revolutionize traditional marketing and drive transformative results for marketers through its TerminalOne Marketing Operating System®. A pioneer in the industry, introducing the first Demand-Side Platform with the company's founding in 2007, MediaMath is the only company of its kind to empower marketers with an extensible, open platform to unleash the power of goal-based marketing at scale, transparently across the enterprise.

Medivo, Inc. (New York, NY)
Medivo unlocks the power of clinical diagnostics to improve health. Medivo uses advanced analytics and proprietary disease algorithms to provide unique targeting intelligence for life science companies; commercial effectiveness solutions for diagnostic companies; and quality improvement and risk management insights for payers. Medivo is the largest source of lab data in the U.S. with access to over 150 million patients through its nationwide network of partner labs.

meQuilibrium (Boston, MA)
meQuilibrium is a digital coaching platform that delivers clinically validated and highly personalized resilience solutions to employers, health plans, wellness providers and consumers increasing engagement, productivity and performance, as well as improving outcomes in managing stress, health and well-being. The clinically validated, HIPAA-compliant, software-as-a-service ("SaaS") platform delivers an individualized digital coaching experience.

Moxe Health Corporation (Madison, WI)
Moxe Health enables bi-directional flow of information between payers and providers. The company's flagship product, Substrate, is an electronic medical record integration solution connecting payers and provider networks, facilitating real-time data exchange among industry stakeholders. Through this exchange of data, provider networks are rewarded with key patient health insights and a reduced administrative footprint.

NovaSom, Inc. (Glen Burnie, MD)
NovaSom is a leader in obstructive sleep apnea home testing with the AccuSom® home sleep test, a comprehensively supported home sleep test that provides continuous patient support and next-day test results and interpretation for health care professionals.

Pneuron Corporation (Woburn, MA)
Pneuron's leading business orchestration software enables organizations to flexibly leverage their existing applications, infrastructure, services and data to create and deliver actionable intelligence—in half the time and cost. Through Pneuron's innovative, distributed approach, companies are no longer faced with the complex centralization and integration requirements of traditional approaches.

Propeller Health, Inc. (Madison, WI)
Propeller Health provides digital solutions to measurably improve respiratory health. One of the first mobile platforms with FDA clearance, Propeller Health combines sensors, mobile apps and predictive analytics to monitor and engage patients, increase adherence and encourage effective self-management.

QuanticMind, Inc. (Redwood City, CA)
QuanticMind, the Platform for Smarter Advertising, is the pioneer of predictive advertising management software for paid search and social channels. By reinvesting ad management point solutions through machine learning, distributed cloud computing, and in-memory processing, QuanticMind delivers the most intelligent, scalable and fastest platform for maximizing advertising performance for enterprises.

Sonobi, Inc. (New York, NY)
Sonobi is an advertising tech developer that is redefining the way media is transacted by putting people, not impressions, at the center of every digital execution. Sonobi's JetStream platform provides a direct interaction between publishers and advertisers, enabling them to directly collaborate, plan and deliver engaging experiences to buyer-defined consumers upfront and guaranteed.

Spongecell, Inc. (New York, NY)
Spongecell's Creative Management Platform helps advertisers enhance the power of digital brand creative by leveraging customer data and brand content to personalize ads for maximum relevance. Spongecell's Creative Optimization and Relevance Engine (CORE) combines robust data integrations with powerful optimization and decisioning tools. Spongecell's streamlined workflow, including its Smart Canvas, empowers advertisers to make smarter creative decisions and build powerful campaigns that drive performance and ROI.

Syapse, Inc. (Palo Alto, CA)
Syapse drives healthcare transformation through precision medicine, enabling provider systems to improve clinical outcomes, streamline operations and shift to new payment models. Syapse Precision Medicine Platform is a comprehensive software suite used by leading health systems to support the clinical implementation of precision medicine in oncology and other service lines, enabling clinical and genomic data integration, decision support, care coordination and quality improvement at point of care.

Transactis, Inc. (New York, NY)
Transactis is a leading provider of electronic billing and payment solutions. Transactis' cloud-based electronic bill presentment and payment platform, BillerIQ, is a white-labeled solution that is offered "as-a-service," enabling businesses to rapidly and securely deliver electronic bills, invoices and documents as well as accept payments online, by phone and via mobile device.

Trice Medical, Inc. (King of Prussia, PA)
Trice Medical was founded to fundamentally improve orthopedic diagnostics for the patient, physician and payor by providing instant, eyes-on, answers. Trice Medical has pioneered and evolved a fully integrated camera-enabled technology that provides a clinical solution optimized for the physician's office. Trice's mission is to provide more immediate and definitive patient care, eliminating the false reads associated with current indirect modalities and significantly reduce the overall cost to the healthcare system.

WebLinc, Inc. (Philadelphia, PA)
WebLinc is the commerce and operations management platform for fast growing online retailers. Mid- to large-size retailers consistently outpace their competition by leveraging the modern, agile technologies of the WebLinc Commerce Platform and WebLinc's strategic expertise.

Zipnosis, Inc. (Minneapolis, MN)
Zipnosis partners with health systems nationwide to provide a white-labeled virtual care platform, offering patients convenient access to care while improving clinician efficiency. Zipnosis guides health systems through the virtual care journey and guarantees launch of their virtual care platform in just 60 days. Patients are treated through video, telephone and adaptive online interviews—with available pharmacy and lab integration.

CONFERENCE CALL AND WEBCAST DETAILS
Please call 10-15 minutes prior to the call to register.

Date: Thursday, October 27, 2016

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Live Number: 877-201-0168 // (International) 647-788-4901

Replay Number: 855-859-2056 // (International) 404-537-3406

Access Code: 86817347

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of third quarter 2016 financial results followed by Q&A.

Replay will be available through November 27, 2016 at 11:59pm EST. For more information please contact IR@safeguard.com.

About Safeguard Scientifics
Safeguard Scientifics (NYSE:SFE) provides capital and relevant expertise to fuel the growth of technology-driven businesses in healthcare, financial services and digital media. Safeguard targets companies that are capitalizing on the next wave of enabling technologies with a particular focus on the Internet of Everything, enhanced security and artificial intelligence, which includes predictive analytics and machine learning. Safeguard typically deploys between $5 million and $25 million over the course of its partnership with a company, initially investing in a Series A or B Round and opportunistically in a Seed Round. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. For more information, please visit www.safeguard.com or follow us on Twitter @safeguard and LinkedIn.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard's partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company's ability to predict or control. As a result of these and other factors, the Company's past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Vice President, Corporate Communications
610.975.4923
hhunter(at)safeguard(dot)com

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2016	December 31, 2015

Assets
Cash, cash equivalents and marketable securities	$66,312	$63,858
Other current assets	1,906	5,810
Total current assets	68,218	69,668
Ownership interests in and advances to partner companies	172,941	171,601
Loan participations receivable	—	2,649
Long-term marketable securities	10,328	9,743
Other assets	2,251	3,182
Total Assets	$253,738	$256,843

Liabilities and Equity
Other current liabilities	$6,505	$6,417
Total current liabilities	6,505	6,417
Other long-term liabilities	3,947	3,965
Convertible senior debentures	52,145	50,956
Total equity	191,141	195,505
Total Liabilities and Equity	$253,738	$256,843

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Operating expenses	$4,687	$3,962	$14,764	$13,596
Operating loss	(4,687)	(3,962)	(14,764)	(13,596)

Other income (loss), net	(2,405)	704	(1,746)	301
Interest, net	(648)	(735)	(2,005)	(1,896)
Equity income (loss)	(16,345)	(7,635)	17,954	(30,062)

Net loss before income taxes	(24,085)	(11,628)	(561)	(45,253)
Income tax benefit (expense)	—	—	—	—
Net loss	$(24,085)	$(11,628)	$(561)	$(45,253)

Net loss per share:
Basic	$(1.18)	$(0.56)	$(0.03)	$(2.17)
Diluted	$(1.18)	$(0.56)	$(0.03)	$(2.17)

Weighted average shares used in computing loss per share:
Basic	20,387	20,919	20,390	20,892
Diluted	20,387	20,919	20,390	20,892

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 28 partner companies as of September 30, 2016, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings.  Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges.  The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	September 30, 2016
	Carrying Value	Cost (including transaction costs)
Safeguard Carrying Value and Cost
Equity method partner companies	$168,282	$314,884
Other holdings	4,659	37,715
	$172,941	$352,599